Exhibit 5.1
January 26, 2010
Echo Therapeutics, Inc.
10 Forge Parkway
Franklin, Massachusetts 02038
Ladies and Gentlemen:
     In my capacity as Vice President, Corporate Counsel of Echo Therapeutics, Inc., a Delaware corporation (the “Company”), I have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the Company’s Registration Statement on Form S-8, registering an additional 1,000,000 shares (the “Shares”) under the Company’s 2008 Equity Incentive Plan (the “Plan”).
     For purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Certificate of Incorporation and Bylaws of the Company and the Plan, each as amended to date, and such other agreements, instruments, documents, and records relating to the Company, the Plan and the issuance of the Shares as I have deemed appropriate. In all such examinations, I have assumed the legal capacity of each natural person signing any of the documents and corporate records relating to the Company, the genuineness of signatures, the authenticity of documents submitted to me as originals, the conformity to authentic original documents of documents submitted to me as copies, and the accuracy and completeness of all records and other information made available to me by the Company. As to various questions of fact material to my opinion, I have relied on representations of officers of the Company, upon statements made to me in discussion with the Company’s management and upon certificates of public officials. Except as otherwise indicated, I have not undertaken any independent investigation of factual matters.
     I express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and I express no opinion on the “blue sky” or securities law of any jurisdiction other than the federal law of the United States of America.
     Based on the foregoing and consideration of such questions of law as I have deemed relevant, in my opinion the Shares, when and if issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable by the Company.
     I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,
/s/ Kimberly A. Burke
Kimberly A. Burke, Esq.